Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-285459 on Form S-3 and in Registration Statement Nos. 333-265478, 333-211967, 333-208876, 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961, 333-181150 and 333-293024 on Forms S-8 of our reports dated February 25, 2026, relating to the financial statements of Willis Towers Watson Public Limited Company and the effectiveness of Willis Towers Watson Public Limited Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 25, 2026